EXHIBIT 99.4

RICH Cigars Will Host All-Star Weekend Festivities and Vend Legendary Private Party

OCALA, Fla., Feb. 17, 2017 (GLOBE NEWSWIRE) -- RICH Cigars, Inc. ("RICH"), (OTCPink:RCGR), a manufacturer of high-quality premium cigar products, proudly announced, that tonight, the Company will be displaying its core line of RICH premium cigars, to an incalculable number of guests, as management participates in four spectacular events during this year's NBA All-Star Weekend 2017. This includes vending a private party hosted by one of the greatest NBA players in history.

"As a former co-owner of industry famed, Cigar Factory, I've participated in events all over the world," stated Alfred Rushing, Vice President and COO of Rich Cigars, Inc. "Yet, the culmination of these four events, during a time when millions of people from around the globe are descending on New Orleans for Mardi Gras and the All-Star Weekend, is proving to be a major marketing platform for RICH Cigars. The international exposure and opportunity for the Company is priceless; with future distribution and sales for RICH Cigars being firmly established for years to come."

It goes without saying, that aside from these high-profile events which management will be hosting, vending at legendary ball player Michael Jordan's high profile, private - 'invite only' - party, will be the highlight of the evening for the RICH brand.  Management previously indicated, that this particular showing should set the stage for enormous amounts of enduring exposure.  Should this be the case, management believes that the Company's overall value will be positively impacted.

This year's All-Star Weekend 2017 is in New Orleans and runs from today, February 17th through Sunday, February 19th.

ABOUT RICH Cigars, Inc.

Rich Cigars, Inc. is the maker and distributer of high-quality, hand rolled, premium cigars and other high-end cigar products, marketed under the 'RICH' brand.  The Company, operating out of Ocala, Florida, manufactures and ages its tobacco in Central America; primarily, Nicaragua.  Iconicized by the sports and entertainment industries, RICH cigars is quickly becoming known as a 'Lifestyle Brand,' transcending the traditional cigar company.  Having brand endorsements from major Hip-Hop entertainer and celebrity influencers, such as DJ Khaled, in addition to being chosen as the Cigar vendor at events for Michael Jordan, Derek Jeter, and others,  RICH Cigars has been featured in music videos, print photography and high-end sport and entertainment events.  The Company's hand-made cigars are currently sold nationally through local and regional cigar retailers, as well as through direct sales via the internet.

Forward Looking Statements

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements."  Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the Company's actual operating results to be materially different from any historical results or from any future results expressed or implied by such forward-looking statements.  In addition to statements that explicitly describe these risks and uncertainties, readers are urged to consider statements that contain terms such as "believes," "belief," "expects," "expect," "intends," "intend," "anticipate," "anticipates," "plans," "plan," to be uncertain and forward-looking.  The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's filings with the Securities and Exchange Commission.

Contact

Rich Cigars, Inc.

Investor Relations

ir@RichCigars.com

(917) 409-8983